 Exhibit 99.1 - Press release of Power REIT, dated August 15, 2013

Power REIT Announces Results for Second Quarter 2013

  Core Funds from Operations ("Core FFO") per share up 300% to $0.10 per share compared to prior year quarter
  Revenue up 10% from prior year quarter
  Acquired additional land in July 2013, increasing recent land purchases (all leased to solar projects) to over 150 acres and tenant megawatts to over 25MW

OLD BETHPAGE, N.Y., Aug. 15, 2013 (GLOBE NEWSWIRE) -- Power REIT (NYSE MKT:PW) ("Power REIT" or the "Company"), a real estate investment trust focused on transportation and energy infrastructure real estate assets, announced its consolidated financial results for the second quarter of 2013. Compared to the same quarter in the prior year, revenue increased 10% to $251,000, net income decreased slightly to ($100,000) from ($98,000) and Core FFO increased to $172,000 from $43,000. Our definition of Core FFO and a reconciliation of Core FFO to net income can be found further below.

During the first half of the third quarter 2013, the Company also acquired an additional 100 acres of fee land leased to 20 megawatts of utility scale solar projects and refinanced the bridge loan it obtained in December 2012 from a related party, to help finance another land acquisition, with 10-year term debt from an unrelated party.

"We are pleased with the progress we have made in executing our business plan to increase Power REIT's portfolio of high quality infrastructure assets and create shareholder value," said David H. Lesser, Chairman and Chief Executive Officer. "We continue to focus on accretive real estate acquisitions with a primary focus on land and other infrastructure leased to solar, wind and other operating power projects. Furthermore, Power REIT is committed to implementing an intelligent capital plan to fund acquisitions with a mix of bridge financing, term debt and other non-dilutive capital to preserve equity value upside while using our at-the-market equity offering program to raise equity in a judicious manner. We continue to expand our transaction pipeline and our sourcing reach with developers and asset owners and look forward to continued progress over the rest of the year."

Second Quarter Highlights:

  Core FFO up 300% to $0.10 per share compared to prior year quarter
  Revenue up 10% from prior year quarter
  Acquired additional land in July 2013, increasing recent land purchases (all leased to solar projects) to over 150 acres and tenant megawatts to over 25MW
  Our subsidiary, Pittsburgh & West Virginia Railroad, filed a motion to supplement its counterclaims in its pending litigation with NSC; potential value of new claims exceeds $8 million

Lesser added, "our recent acquisition in July is expected to result in a pro-forma increase in annualized consolidated revenue of 16% over consolidated revenue reported in the second quarter of 2013. These new revenues are expected to start hitting the income statement beginning in the fourth quarter of 2013, at which time we expect the transaction to become accretive to shareholders. On a pro-forma basis, the new acquisition increases our annualized consolidated revenue by 27% and by over 23% on a per share basis compared to calendar year 2012. In addition, our revenue has become more diversified, with our Pittsburgh & West Virginia Railroad assets generating less than 80% of annualized consolidated revenue on a pro-forma basis, compared to 100% in the 2012 calendar year."

	Annualized Consolidated Revenue Contribution
	(in $ thousands)

	2013 Pro-Forma		2012 Actual
Source of Revenue	$	%	$	%
Railroad Revenue	$915	79%	$915	100%
Solar Land Revenue	247	21%	--	0%
Total Revenue	$1,162	100%	$915	100%

Litigation Update

As previously disclosed, our wholly owned subsidiary, Pittsburgh & West Virginia Railroad (P&WV) is currently in litigation with its tenant – Norfolk Southern Corp. ("NSC") – and with NSC's sub-lessee ("WLE"). P&WV is seeking to protect its rights under its long-term lease with NSC.   At this point, fact discovery and expert witness discovery are complete.   During the second quarter, P&WV filed leave with the court to amend its complaint to include additional claims against NSC and WLE, including claims related to previously undisclosed dispositions by NSC and WLE of oil, gas and other P&WV property. The supplemental claims relate to improper oil and gas and other leases by NSC and WLE that exceed $8 million.  If the court approves the amendment to P&WV's counterclaims, the potential value of all P&WV's claims against NSC and WLE would exceed $24 million (approximately $14/share), not including any potential for interest and damages.  The parties are awaiting the judge's ruling related to the inclusion of P&WV's amended claims. The parties have agreed to a deadline for filing summary judgment motions of 30 days from when the court rules on P&WV's motion. P&WV remains cautiously optimistic on the status of the litigation.

Supplemental Financial Information and Updated Investor Presentation

Further details regarding Power REIT's consolidated results of operations and financial statements are contained in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission, which can be viewed at the Company's website at http://www.pwreit.com under the Investor Relations section and on the SEC's website. The Company has also posted an updated shareholder presentation under Shareholder Presentations.

About Power REIT

Power REIT is a real estate investment trust focused on the acquisition of real estate related to infrastructure assets, with a core focus on renewable energy assets. Power REIT is actively seeking to expand its real estate portfolio within the renewable energy sector and is pursuing investment opportunities within solar, wind, hydroelectric, geothermal, transmission and other infrastructure projects that qualify for REIT ownership.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "would," "should," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release regarding Power REIT's future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of Power REIT's industries and results that might be obtained by pursuing management's current or future plans and objectives are forward-looking statements. Over time, Power REIT's actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by Power REIT's forward-looking statements, and such differences may be significant and materially adverse to Power REIT's security holders.

All forward-looking statements reflect Power REIT's good-faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, Power REIT disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of factors that could cause Power REIT's future results or financial condition to differ materially from any forward-looking statements, see the sections entitled "Risk Factors" in Power REIT's registration statements and quarterly and annual reports as filed by Power REIT from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This release contains supplemental financial measures that are not calculated pursuant to U.S. generally accepted accounting principles ("GAAP"), including the measure identified by us as Core Funds From Operations ("Core FFO"). Following are a definition of this measure, an explanation as to why we present it and a reconciliation of it to the most directly comparable GAAP financial measure.

Core FFO: Management believes that Core FFO is a useful measure of the Company's operating performance. Management believes that alternative measures of performance, such as net income computed under GAAP, or Funds From Operations computed in accordance with the definition used by the National Association of Real Estate Investment Trusts ("NAREIT"), include certain financial items that are not indicative of the results provided by the Company's asset portfolio and inappropriately affect the comparability of the Company's period-over-period performance. These items include, but are not limited to, non-recurring expenses, such as those incurred in connection with litigation, and certain non-cash expenses, including non-cash equity compensation expense. Therefore, management uses Core FFO and defines it as net income excluding such items. Management believes that, for the foregoing reasons, these adjustments to net income are appropriate in determining Core FFO. The Company believes that Core FFO is a useful supplemental measure for the investing community to employ in comparing the Company to other REITs, as many REITs provide some form of adjusted or modified FFO, and in analyzing changes in the Company's performance over time. Readers are cautioned that other REITs may use different adjustments to their GAAP financial measures, and that as a result the Company's Core FFO may not be comparable to the FFO measures used by other REITs or to other non-GAAP or GAAP financial measures used by REITs or other companies.

Power REIT and Subsidiaries
CONSOLIDATED INCOME STATEMENT
(Unaudited)
(in $ thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUE
Interest income from capital lease - railroad	$229	$229	$458	$458
Rental revenue	22	--	45	--
TOTAL REVENUE	251	229	502	458

EXPENSES
General and administrative	96	186	203	284
Property tax	2	--	5	--
Interest	12	--	24	--
Litigation	241	141	481	224
TOTAL EXPENSES	351	327	713	508

NET LOSS	(100)	(98)	(211)	(51)

Earnings per common share:
Basic	$(0.06)	$(0.06)	$(0.13)	$(0.03)
Assuming dilution	(0.06)	(0.06)	(0.13)	(0.03)

Weighted average number of shares outstanding:
Basic share count	1,635,965	1,623,250	1,629,643	1,623,250
Diluted share count	1,682,019	1,623,250	1,686,279	1,623,250

Cash dividend per common share	--	$0.10	$0.10	$0.20

Power REIT and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in $ thousands, except per share data)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2013	2012
ASSETS
Land	$1,056	$1,056
Net investment in capital lease – railroad	9,150	9,150
Total real estate assets	10,206	10,206
Cash and cash equivalents	382	366
Other receivables	--	11
Deposits	5	--
Prepaid expenses	38	6
Other assets	115	49
Total assets	$10,746	$10,637

LIABILITIES AND EQUITY
Deferred revenue	$10	$14
Accounts payable	544	341
Accrued interest	23	--
Current portion of long-term debt	6	12
Long-term debt, related party	800	800
Long-term debt	109	115
Equity:
common shares, $0.001 par value; 100,000,000
authorized; 1,676,955 and 1,653,250 issued and outstanding
as of June 30, 2013 and December 31, 2012	10,390	10,113
Retained earnings	(1,135)	(759)
Total equity	9,255	9,354
Total liabilities and equity	$10,746	$10,637

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(in $ thousands, except per share data)

	Six Months Ended
	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(211)	$(51)
Adjustments to reconcile net loss to net cash used in operating activities:
Decrease in other receivables	11	--
Increase in prepaid assets	(32)	(98)
Increase in deposits	(5)	(40)
Increase in other assets	(67)	--
Decrease in deferred revenue	(4)	--
Increase in accrued interest	22	--
Increase in accounts payable	203	92
Stock-based compensation	57	--
CASH FLOWS USED IN OPERATING ACTIVITIES	(26)	(97)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayments of debt	(12)	--
Net Proceeds from equity issuance	219	--
Dividends paid	(165)	(162)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES	42	(162)

Net Increase (Decrease) in Cash and Cash Equivalents	16	(259)
Cash and cash equivalents, beginning of period	366	982
Cash and cash equivalents, end of period	$382	$723

Power REIT and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in $ thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
CORE FFO
Net Loss Attributable to Power REIT	$(100)	$(98)	$(211)	$(51)

Litigation Expenses	241	141	481	224
Non-cash Compensation Expense	31	--	57	--

Core FFO	172	43	327	174

Core FFO Per Share
Basic	$0.10	$0.03	$0.20	$0.11
Diluted	$0.10	$0.03	$0.19	$0.11

CONTACT: Power REIT
         301 Winding Road
         Old Bethpage, NY 11804
         212-750-0373
         ir@pwreit.com
         http://www.pwreit.com/